Exhibit 99.1
Limited Brands Announces the Closing of its Senior Notes Offering
COLUMBUS, Ohio, Oct. 16, 2013 - Limited Brands, Inc. (now known as L Brands, Inc.) (NYSE: LTD) (the “Company”) announced today the closing of its previously announced offering of $500 million aggregate principal amount of unsecured senior notes due 2023 (the "2023 Notes").
The Company intends to use proceeds from the offering, after the payment of fees and expenses, for repayment of its 5.250% senior unsecured notes due November 2014 at maturity and for general corporate purposes, including repayment of outstanding borrowings under its revolving credit facility to fund seasonal working capital, share repurchases and dividends.
A registration statement relating to the offering of the 2023 Notes has been filed with the United States Securities and Exchange Commission and is effective. This press release shall not constitute an offer to sell nor an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering of the 2023 Notes may be made only by means of a prospectus supplement and the accompanying prospectus.
Copies of the prospectus supplement and the accompanying prospectus may be obtained from BofA Merrill Lynch, Prospectus Department, 222 Broadway, 11th Floor, New York, NY 10038, toll-free at 1-800-294-1322 or email: dg.prospectus_requests@baml.com, Citigroup Global Markets Inc., 390 Greenwich Street, New York, NY 10013, collect at 1-212-723-6020 or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, toll-free at 1-800-221-1037.
ABOUT LIMITED BRANDS:
Limited Brands, through Victoria's Secret, Pink, Bath & Body Works, La Senza and Henri Bendel, is an international company. The company operates 2,647 specialty stores in the United States and its brands are sold in about 800 company-operated and franchised locations world-wide.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
L Brands, Inc. cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. For a discussion of risks and uncertainties that may affect the future results of L Brands, please see “Item 1A. Risk Factors” in our 2012 Annual Report on Form 10-K.